EXHIBIT 11
RUDDICK CORPORATION

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                         NINE MONTHS ENDED
                                    ---------------------------
                                      July 2,        June 27,
                                       2000            1999
                                    -----------     -----------
NET INCOME PER SHARE COMPUTED
AS FOLLOWS:

BASIC:
  1.  Net income available to
      common shareholders           $39,008,000     $37,639,000
                                    ===========     ===========

  2.  Weighted average common
      shares outstanding - Basic     46,293,621      46,544,262
                                    ===========     ===========

  3.  Basic net income per share
      (Item 1 divided by Item 2)           $.84            $.81
                                    ===========     ===========

DILUTED:
  1.  Net income available to
      common shareholders           $39,008,000     $37,639,000
                                    ===========     ===========

  2.  Weighted average common
      shares outstanding - Basic     46,293,621      46,544,262

  3.  Weighted potential shares
      under stock options computed
      for the periods using the
      Treasury Stock Method.             89,948         241,749
                                    -----------     -----------

  4.  Weighted average common
      shares outstanding - Diluted   46,383,569      46,786,011
                                    ===========     ===========

  5.  Net Income Per Share
     (Item 1 divided by Item 4)            $.84            $.80
                                    ===========     ===========